Exhibit 99.1

Transcript of
True Drinks Holdings
2013 Year End Financial Results
April 10, 2014/4:30 p.m. EDT

Participants

Lance Leonard – Chief Executive Officer
Dan Kerker – Chief Financial Officer
Kevin Sherman – Chief Marketing Officer

Presentation

Operator
Good day, ladies and gentlemen.  Thank you for standing by.  Welcome to the True Drinks Holdings Inc. 2013 Year-End Financial Results conference call.  During today’s presentation, all participants will be in a listen-only mode.

I would like to remind listeners that during the call, management’s prepared remarks may contain forward-looking statements, which are subject to risks and uncertainties.  Management may make additional forward-looking statements in response to your questions.  Therefore, the company claims protection under safe harbor for forward-looking statements, contained in the Private Securities Litigation Reform Act of 1995.

Actual results may differ from results discussed today, and therefore, we refer you to more detailed discussion on these risks and uncertainties in the company’s filings with the SEC.  Any projections as to the company’s future performance represented by management includes estimates today, as of April 10, 2014, and the company assumes no obligation to update these projections in the future, as market conditions change.

This webcast and certain financial information provided during the call is available at www.truedrinks.com on the investor relations page.  With us today are Lance Leonard, Chief Executive Officer; Dan Kerker, Chief Financial Officer; and Kevin Sherman, Chief Marketing Officer.

At this time, I would like to turn the call over to Dan Kerker, CFO.  Dan, please go ahead.

Dan Kerker – Chief Financial Officer
Thank you.  Before I begin, I’d like to thank everyone who’s on the call for joining today.  I’ll start the call with a brief review of our 2013 financial results, and then I’ll hand the call over to Lance Leonard to do a business review, and an outlook on our 2014 plans.

Our sales for the year ended December 31, 2013, were $2.65 million, compared to just over $1 million in 2012, an increase of 159%.  Ninety percent of those sales were for the sales of AquaBall Naturally Flavored Water.  The remaining 10% of sales came from Bazi, our natural energy shot, which is sold online through our website, drinkbazi.com.

Our gross profit for the year was $521,000, for a gross margin of 19.7%.  Our margins were impacted a bit by selling our remaining inventory of 30 calorie product at deep discounts to high-volume discount outlets, as we’ve made a hard shift to our current 0-calorie sugar-free formula.  We anticipate increased margins in 2014.

Looking at our general and administrative expenses, for the year our expenses were $3.7 million, compared to $2.6 million in 2012, while our selling expenses were $2.2 million in 2013, compared to $690,000 in 2012.  These increases were due to increased staff, and having a full year of operation in 2013, compared to around nine months in 2012.

Our net loss, including all financing-related expenses and interest was $7.1 million.  That’s compared to $3.1 million in 2012.  On a per-share basis, this works out to a loss of $0.26 per share for 2013, compared to $0.14 per share in 2012.  In the fourth quarter 2013 leading into the first two months of 2014, we completed our $8 million preferred equity financing, with the help Merriman Capital.  We complete a $2 million bank loan from Avid Bank, and we converted a total of $1.77 million in outstanding notes payable on accrued interest, while repaying $2.9 million in outstanding notes and accrued interest.

As of year-end, our balance sheet included $3.3 million in cash, with a balance of $1.9 million on the Avid Bank loan.  Our balance sheet is much improved due to the financing.  We are now prepared to significantly expand our marketing activities to support the growth of AquaBall Naturally Flavored Water in 2014.

At this point, I’d like to turn the call over to Lance Leonard, our CEO.  Lance, go ahead.

Lance Leonard – Chief Executive Officer
Thanks, Dan, and I want to thank each of you who joined the call today, and a special thank you to all of our shareholders who have helped us over the past 15 months, to get us to where we’re at today.

I’d like to start today by just reviewing our 2013 business results.  We started in January of last year with a direct focus of developing a better-for-you product, directly marketed to kids.  Our goal was to get into traditional grocery and convenience stores through a hybrid approach of brought to market.

We were able to be successful with just a very simple, three-pillar approach.  We felt as if bringing the first healthy kid’s drink to market was going to be our significant advantage against our competitors, and doing that with licensing we were able to partner with Disney and Marvel.  It allowed us access to all the characters on our packaging and our communication and our marketing.  And the third key selling proposition was to our retailer, and allowing them to be able to sell our product at a competitive price, and enhance their overall margins within the beverage category.

That simple approach has really resonated well within the grocery and convenience channels, and I’m happy to say that as we closed out the year we were authorizing over 26,000 retail outlets.  We’re selling our product in 48 states in the U.S., as well as online and through amazon.com.  We’re partnered with some of the largest national retailers like Kroger and Albertsons.  We have distributor partners like Polar Beverage in general distributing, Core-Mark, and our regional retail chains like Loews, Winn-Dixie, Buy Low, WinCo Foods, just to name a few.

To really support that growth we knew we needed to enhance our supply chain, and throughout the year we’ve worked in opening up two additional factories.  We have one in Texas, our Dallas facility, as well as opening up our facility in the Northeast, out of Scotia, New York, and partnering with the Adirondack Beverage team.  That additional capacity has really set us up for our future growth, and given us the foundation to really drive additional volume and be prepared for moving into new channels as we get into 2014.

Along with the new factories, we also opened up some satellite warehouses.  It allowed us to be more efficient, and reduce some of our transportation costs.  These satellite facilities are placed in Jacksonville, Florida, and NorCal, as well as in Texas.  We’ve also been able to look at our supply chain and find opportunities that would allow us greater efficiency, faster production, as well as the ability to produce incremental packaging, and we’re really excited about our Dallas facility that allows us to make multi-packs, including six-packs, on the back end of that line.  Again, all of this putting in place is the foundation for the growth of the company as we head into this year.

We also helped develop our infrastructure in building a wider team to support the brand.  We enhanced our sales force by including two additional regional sales managers.  We’ve got one located up in the Northeast that covers the polar distributors as well as some of our national chains in that market, as well as down in the Southeast.  And it just gives us a closer relationship to our partners in those markets, and we’re going to continue as we get into 2014 to grow out the sales organization that will include additional regional sales managers, as well as full- and part-time merchandisers.

Within the marketing department, we’ve also added additional contractors and agencies to support the growth of AquaBall Naturally Flavored Water, in graphic design teams, people who would help us with our point of sale, as well as working on our digital strategy.  All of this infrastructure, again, was put in place last year in anticipation for our major growth as we work into 2014 and beyond.

Along the way, we’ve been able to enhance our relationship with Disney and Marvel.  We believe that this is one of the most important relationships that we have as part of development in this brand, and it was our first opportunity to go in and extend one of our contracts.  Our Marvel contract was expiring at the end of calendar 2013, and so we were able to go through our first process of renegotiation.  It went very well, and I’m happy to say that we were successful in renegotiating that through the end of 2015, and not only keeping all of the terms the same, but actually increasing the contract to include additional trade channels which we’ll be going after in the coming years.  They’ve been a tremendous partner of ours.  Both Disney and Marvel have been exceptionally supportive, and very active in the development of our brand.

So, I’m happy to say that we continue to work with them.  I think one of our greatest surprises and biggest successes with Disney was the opportunity for us to be recognized and awarded the Disney Check Mark of Health, as part of their Magic of Healthy Living.  Today we’re the only beverage in their portfolio of consumer products that was designated with the Check Mark of Health that we’ll be putting on each of our bottles and all of our packaging.  It’s an iconic check mark that consumers will know comes with it the quality and health and wellness components that they’re looking for to hydrate their families.

So, we’re really excited about getting that from Disney.  And again, the access they’ve been giving us over the last quarter has been exceptional, and I think that is going to continue.  As we move into ’14, we’re going to have a much broader role within their social media, their consumer events, as well as working with them on some of their media and advertising.  So we look forward to that.

Dan had mentioned the completion of our capital raise, and I think that everyone here was happy to get the equity raise behind us.  We consolidated some debt, and it really allowed us access to the fuel that we needed for the growth as we moved into this year.  So, in 2013 we were very happy to work with Merriman and his company in getting that financing in.

So, that’s the 2013 snapshot, and I don’t want to spend a lot of time looking back.  I’m really excited just to talk to you more about what we’re working on in 2014 and beyond.  We’re having a change in how we’re going to market, and it’s something I’m excited to share with you guys today.  Year one was really a year for us to gain distribution, and our focus was on penetration.  We wanted to get into as many grocery and convenience stores as we could, across the country.  And we were, as I mentioned, very successful in doing that.

The shift now moves to consumption, and it’s our goal from this point forward to really focus on pulling the product through, through consumer activities and working with retailers to really build up that consumption.  If they were buying a bottle at a time, we want them to buy six bottles at a time.  If they’re buying six, we want them to buy twelve.  We want them to include AquaBall as part of the everyday purchase and consumption cycle, and be the alternate to sugary beverages and high caloric drinks that they’re feeding their families now.

So, we’re really excited about this change.  As part of that, we’re going to support it in three key areas.  The first is around package development.  I mentioned a little bit about our six-packs.  We’re excited because we’re moving a lot of our grocery business into six-packs.  This will also allow us access into other channels, and I think that that, as you will see, will be a big part of our overall portfolio throughout the next 12-18 months.  My guess is that we’ll have anywhere between 60% and 70% of our total turnover, will come from multi-packs.

We’re also going to be working on the development of a club-pack, and we’re going to continue to drive display-ready palates into straight-loaded shippers that allow our product to be in multiple locations throughout the stores.  So, those three areas around packaging are going to help us increase our consumer consumption.

The other is around channel expansion.  I talked a little bit about the need to move into larger packs, but that will support what mass drug and club are looking for from beverage manufacturers.  Moving into six-packs, moving into DRPs, moving into club-ready packaging will all allow us to get into a whole new set of consumers.  And for us, that’s an important part of our growth.

We’ve already started shipping six-packs.  We’re seeing a tremendous reception from the retail customers that we’re doing business with, and we’re excited about having consumers be able to buy our product in larger pack sizes.  In addition to the changes in the packaging and its extensions into additional channels, we’re going to communicate through our retail marketing and share our message across in-store video, cross-category promotions, and doing in-store sampling.

All of this is, again, an effort to have consumers move from having this being an impulse buy to being an everyday purchase, something that they’re going to put onto their shopping list and include into their weekly and monthly purchase cycles, and we’re excited about that.  We will continue to offer our product and make it available on the go in convenience store channels, as an immediate consumption item.  But in other channels you’ll see us moving and focus more on multi-packs.  I think that is the natural progression within our category, in moving towards a more consumer-friendly package.

So, this shift is really going to allow us to drive more volume and more revenue.  To support that, we’re going to put a greater focus on sales merchandising and retail execution.  This past year, we’ve really spent a lot of time developing our representation in the marketplace with our broker network, and they’ve done a tremendous job in helping us not only gain distribution, but make sure it was executed at the point of sale.

But there’s nothing better, nothing that is as effective as having full-time AquaBall merchandisers in the stores, making sure that our product is available, it’s priced correctly, and it’s in multiple locations, and we’re going to do that by expanding our direct merchandising team throughout this year.  They’ll be working in multiple channels, and we’re going to start in targeted market throughout the country.  Our first three markets will be Southern California, Charlotte market, and in Boston.  Those are three critical areas for us, where we have a very large footprint with a diverse group of retailers, and we believe we can get the best practices built around those three markets.  So, we’re excited about being able to do that.

The last piece of this is really going to depend upon our brand marketing program.  Kevin Sherman, our chief marketing officer, and his team are working on the development of our brand marketing strategy that will include both digital and retail-specific marketing programs to bring the message around healthy hydration, and the fun and excitement that Disney and Marvel bring to AquaBall.  This is already in process, and we’re beginning to roll that out in the next quarter.  We’ve already begun some of the retail activation, and you’ll be able to see some of the results of that as we get into the second quarter.

So, we’re excited about where we’re at, as far as our shift from penetration to consumption in ’14.  And we’re seeing some direct results of our brand resonating with consumers already.  I’d like to share with you just some recent data that we’ve pulled from Nielsen.  This is syndicated data, dated February 22, 2014.  I’ll share with you, the last 13 weeks where AquaBall is trending up 10x over a same period last year, and really driving the growth within the category.

As we see, the total category today is growing at 3.7%, and, again, AquaBall is growing at 943%, or almost 10x of that.  While we would expect that type of growth after the base business that we had this same period last year, having the growth against our competitors is even more important.  Right now that’s one of the ways that we’re really looking at our success.  It is where the category is growing, and how well we’re growing compared to that.  Right now, we are the fastest growing brand within the kid’s drink segment.

The second point that I’ll share, using this same data, is around our all-commodity volume.  What this measures is all of the grocery stores that are measured within Nielsen, throughout the country.  One hundred percent would be in all of the stores that they measure.  This time last year, we were in 39.6% of the ACV, so we were in about four of every ten stores that are measured.  I’m happy to say, as of 2/22/14, we’re in 92.7% ACV.  So we’re in over nine of the ten stores that are measured, and that’s extremely critical for us.

We need to be available, and we need to be wide throughout the entire channel for us to be able to be available to our consumers.  So, we’re excited about being able to get that increase in ACV, and that’s a direct result of the retail partners that we have making sure that our product is in distribution and on the shelf.  Our merchandising team will continue to support that, and will continue to have activity—temporary price reductions, ads, and coupons—that will help support the pull through on the shelf with our retail partners.  So, that’s something that we’ll continue to monitor and continue to share, as those numbers come out.

One of the last things that I’d like to mention is our expansion.  We’ve done an incredible job in building up this brand over the last year domestically, but I’m also interested and happy to share with you what we’ve been working on within the international geographies, as well.  I’ve shared with you in the past that we’ve been doing business in Latin America, as well as in Australia and New Zealand, and those businesses continue to grow.

We’ve got national advertising going in today in Australia and New Zealand, produced by Disney and run in TV and radio throughout the country, and we’re going to continue to see that type of activity as we continue to expand our brand in those markets.  We also anticipate being in new markets, like Canada and Asia, within the next quarter.  We’ve laid a lot of the foundation for that business, and we’re excited about the opportunities to continue to grow our brand, not only here locally, but internationally as well.

The balance of the year objectives really are going to be focused on continuous improvement in all areas of our business.  We need to continue to find efficiencies across our value chain.  We’ll do that through supply chain, we’ll do that through monitoring and measuring our promotional activation, and really making sure that we’re looking at how we can increase margins on a daily basis.

We also anticipate improving all of our retail execution, and increasing the sell-through through the addition of merchandisers and continuous impact from our broker network.  And to that same point, we’ll be sharing our message with that investment community, to include non-deal road shows, public forums, and public media, as well as attending microcap conferences, all in an effort to build our business, not only from the public side, but from the business side.  In between shareholder calls I’ll be sending out a CEO letter that will allow updates on our business, both what we’re doing domestically as well as internationally, and with a focus on revenue, profit, and growth within our retail channels.

A last note is around Bazi, and just a quick update on Bazi Natural Energy Drink.  We have completed renovated the product.  The formula and the packaging have all changed in the last year, much to the satisfaction of our local consumer base.  Our goal was to be able to update the communication through an effective digital marketing platform, and we anticipate doubling the business in 2014.

We have a lot of opportunity with this brand.  We have a very loyal consumer base that continues to support it, and we want to make sure that we offer the best energy product in the natural forum, and continue to do that through communicating all the benefits of Bazi.  So, we’re excited about that brand.

I want to thank each of you very much for your time today.  I feel we’ve really positioned True Drinks into a very rare place within the beverage sector.  I’ve been in this industry going on 14 years, and I know how difficult it is to launch a brand, especially in year one, when you’re really developing out the foundation and trying to find financing.

Very few companies are able to build out the route to market, build out their supply chain, and find a loyal consumer.  We’ve been able to do that.  In addition to that, we’ve been able to get finances that allow us the ability to grow this business.  Again, a very, very small percentage of the beverage community is fortunate enough to get to where we’re at, so we have a lot of opportunity in front of us.

We have a lot of work to do, we’re excited about the challenge, and we believe that this is a team that’s going to be able to execute our plan and deliver both shareholder value and deliver a very strong result on a quarterly basis on the overall business, so we’re excited about that.  At this point, I’d like to open it up for any questions that anybody may have.  Dan, Kevin, and myself are here to field any questions.

Operator
Our first question comes from the line of Karl Franksen, a private investor.

<Q>:  I participated on the Merriman capital raise, so I’m happy to be part of the group here.  And a couple questions, one that may not make any relevance, but when you’re processing in Texas and New York, where do you source your water?  Is that of any concern?  You have mothers looking for healthy drinks and stuff, and I know you have—like Arrowhead water comes from mountain springs and whatnot.  Does anybody care where the water comes from, and is that an important issue?

Lance Leonard – Chief Executive Officer
Karl, it’s a great question, and it is something that is very sensitive to us, because our formula is proprietary and it’s very important that we have consistency across all the bottles that we have.  If you drink it in California or you drink it in New York, we want to make sure they have the same experience.

All of the facilities have a standard operating procedure where they’ll have to follow our formula step by step, and they all use a system of purified water that will allow for consistency.  The difference between spring water and purified water is the spring water will have varying taste profiles, depending upon where it comes from.  We’re able to control that by using a purified water that is processed at the facilities that allows for the same taste no matter where you’re at.

<Q>:  Also, I hear your expansion plans and whatnot.  Do you anticipate funding from operations to complete the given agenda, or do you anticipate there may be a necessary capital raise in the future?

Lance Leonard – Chief Executive Officer
Karl, the way that we see the brand right now is we just completed this raise that allows us to fund the growth of AquaBall, based upon our current business model.  If something should change, and opportunistically we see an opportunity for rapid growth or for something like acquisition or expansion, there would be a potential for another financial raise.  But at this point, we don’t see the need for that for AquaBall Naturally Flavored Water, and we’re excited that we were able to complete that, and it gave us the fuel that we’re going to need to be able to support this brand.

Operator
Our next question comes from Marty Cuebeckie, a private investor.

<Q>:  Just a few questions.  I noticed that, particularly—at least according to the income statement—second and third quarter we have a lot of general and admin expenses.  It looks like $3.5 million just in those two quarters, and then that dropped fourth quarter.

Not to have me get into all the nuts and bolts of what caused those, but do you see that drop as continuing or is general and admin going to rise up again?  Because general and admin expenses seem to be pretty high, compared to our gross sales so far.  So, what direction do you see that going?

Lance Leonard – Chief Executive Officer
We see that really stabilizing now that we’re done with all the legal expenses, and kind of still finally cleaning up some of the issues related to the companies that we acquired, and we really see it leveling off in the coming quarters.  The marketing expenses will increase as we expand our marketing efforts, so it will come back on that side, but for our operating expenses, we’re expecting those to level off in the coming quarters.

<Q>:  Then fourth quarter we saw a big spike in our interest income, and where is that going this year?  I mean, we’ve already finished the first quarter, essentially, so you guys would know what’s going on inside.  We don’t see that yet, because of course those numbers haven’t been published yet.  But how’s the interest expense going?

Lance Leonard – Chief Executive Officer
So, the interest expense line item on our P&L was due to the derivative accounting on the warrants that were given out.  There was a lot of non-cash items there.  Now our balance sheet, the only thing we have on there right now is the loan with Avid Bank, a $2 million loan with prime plus 2.75% interest, and that’s really the only interest expense that we’ll have on our books this year.

<Q>:  Now just a couple more questions, if I may.  So, who right now are, let’s say top five accounts?  And do they account for—is it the old 80/20 rule, or is our revenue more spread out across the board?

Lance Leonard – Chief Executive Officer
Marty, if you were to ask me that questions six months ago, it would definitely have been an 80/20 rule, where we had a handful of customers really driving a lot of our revenue and volume.  As we sit today, we’ve really spread out a lot of the revenue across many different retailers.  I would say that Kroger today is our biggest retail partner.  Each of the divisions and banners carry our product, and we’re actually going to be visiting them on Tuesday of next week, in this discussion on expanding the amount of space and the product line that we have.

So, Kroger has been an incredible partner.  We’ve had a lot of success with them.  But we’ve picked up Albertsons and Harris Teeter, and there’s a laundry list now of customers that we get POs from on a weekly basis.  So, we’re starting to see a much more diverse group of orders coming across, and so that percentage has really been spread across many, many different retailers.

<Q>:  So it sounds like they’re happy with the turnover, and we’re happy with the turnover.

Lance Leonard – Chief Executive Officer
They’re extremely happy with the turnover, and we couldn’t be happier to be partnering with them.  They’ve been allowing us access to a lot of their data, their events.  They’ve been able to cut us in quickly to each of their different banners, and the sell-through has been exceptional.  So, we’re very happy with working with Kroger.

<Q>:  Good, good.  And you can of course use that success as a leverage with other chains.  Has there been anyone we lost?  Has anybody been disappointed, any, “Oh, dang.  Too bad.”?

Lance Leonard – Chief Executive Officer
No, to this point we haven’t had any loss of distribution.  There’s been some smaller customers that, for whatever reason, are buying through distributors now, or going to wholesalers, because of minimum order quantities.  But at this point there’s not been any real substantial or customer, or any retailers to speak of that we were on the shelf, that we are no longer on the shelf.

There’s been a couple in-and-outs that we’ve done with some retailers.  We’re going to continue to do that.  We have an item that actually is very well-suited for promotional events, and so we have some people who choose to do it as in-and-out.  When I talk about retail authorization, and we use a number, we say 26,000 retail—those are permanent placements.  Those are on the shelf, those are available.  We have the availability and the authorization to be on those shelves on a daily basis.

So, it’s been good.  Again, one of the areas for us to improve upon is really around the pull out.  The push in has been really good, and now we want to make, as I mentioned, the consumption, really building the tactics to get the product moved quickly through the shelf, and start getting the order frequency up, and that’s really what we’re going to spend a lot of our time executing.

<Q>:  Then finally—I don’t want to dominate, just one more question if I may.  So, who—because it’s kind of a new category, really, what we have, which is one of the exciting things about it, one of the potential reasons for our explosive growth—who would we have to worry about?  Who are our biggest competitors, or potential adversaries that we have to worry about, that might be taking market share away from us?

Lance Leonard – Chief Executive Officer
Well, I’ll tell you what.  So, we know this is a $1.2 billion category that’s measured.  We actually think it’s a little bit higher than that, it’s unmeasured club and some non-reporting retailers.  Of that, over 50% of the category really comes from one brand, Capri Sun, which is a Kraft brand.  Today, on the 13-week ending 2/22 that I shared, they’re down 18.8% versus a year ago.  Kool-Aid, which is another kid’s drink, is down 8.1%.  Tummy Ticklers, down 9.8%.  Bug Juice, down 14.2%.

Who’s up?  AquaBall is up.  Honest Kids, which was just purchased by Coke—they really bought the Honest Tea brand, but they came out with Honest Kids—they’re trending upward.  So, what we’re seeing is either the perception or the reality of healthier drinks is really what’s driving the growth in the category.  Everybody else, including the major brands, are down significantly.

So, we really want to make sure we take advantage of this right now.  Our goal, right, in the next 24 months, is it’s a race to get 5%.  We want to have 5% of that $1.2 billion, and we’re working to make sure that all of the execution and our focus is to grab share, month-on-month, from these larger competitors.

Operator
Our next question comes from Brad Shoop from ….

<Q>:  You’ve mentioned 60% to 70% multi-pack is kind of the goal, and over what period were you speaking about when you mentioned that?  And then also, just maybe some general color on the multi-pack rollout over the last couple of months, and what stage you’re at with that?  And then the other kind of rollout question was the clubs, kind of where you’re at with various clubs?

Lance Leonard – Chief Executive Officer
So, multi-packs for the beverage industry is incredibly important, because as you try to increase your revenue, you really need to increase your consumption.  There’s only a certain amount, what we call share of stomach, that every consumer has, and we’re trying to substitute our brand for sugary, high-caloric drinks, sodas, juice, and other unhealthy drinks in lieu of AquaBall.  And so, our goal is to try to increase consumption.

The way of doing that is to get them to buy more.  If they buy more, they consume more, and we know that, and it’s important for us to make sure that we have availability of larger pack sizes.  We developed a six-pack, because it hits critical price points.  We retail every day at $4.49, we advertise it at $3.99.  This is a very competitive price point, and it allows us to really be as advantageous to what our competitors are offering on a per-ounce value.

So, we’re really looking at being able to move consumers from buying a bottle, two bottles at a time, to buying six at a time.  If they buy it they’ll consume it, and they’ll go back and buy more.  So, we’ve launched that in first quarter of this year.  We’ve had HEB and Winn Dixie and BuyLow, we have multiple different regional and national customers take on our six-pack, some in addition to the singles, some swapped out the singles, and we’re seeing that the sales of our multi-packs have been trending positively, and we’re excited about that, because it’s really going to be a big focus of ours over the next 24 months.

When we talk about moving our consumers from singles to six-packs, we’re looking at getting—in the next two years—getting our base of customers to buy 60% to 70% of our product in a multi-pack, whether that’s in a six-pack or a larger pack size.  The opportunity, again, really is around marketing, it’s around retail activation, and it’s about educating our consumers about the importance of healthy drinks.  So that’s really where that focus is going to be.

As far as club, it’s incredibly important that before you go into club, you develop a proposition that is club-friendly.  That typically means you have a package that is directly developed for the club channel.  You want it to be able to be recognized in five seconds, within five feet, and you want to make sure that you’re offering a value to other channels that consumers shop in.

We’ve actually developed a product, we’ve developed the packaging and we’ve developed our proposal for the channel.  We’ve had initial conversations with Sam’s Club, and we’re moving into other club customers in the month of May.  So we’ll be getting out, meeting with them.

We’re excited about this opportunity; we have a lot of experience working with club.  We know how important it is, not only because it’s a lot of volume both for the pantry loaders, but also for the people that go into club to buy it to resell it.  And for us, we know this is an incredible route to market that allows our product to get up and down the street, without a lot of overhead on our part.

So, we really want to make sure that this is an area that we fully develop.  Again, we’re excited because we have a lot of experience and expertise, and we know the players and what they’re looking for.  So, we know how to build it from the very beginning.

Dan Kerker – Chief Financial Officer
Was that your question?

<Q>:  So, you’re saying that most of the regular groceries have access to the six-packs now?  They’ve got some six-packs on the shelves?  You said you’re in 92% of the stores out there.

Lance Leonard – Chief Executive Officer
Yes, on an all-commodity volume, right, we’re in 92%.  That would be a mix of singles and of multi-packs.  And again, I mean, we’re converting on the next refreshes and changeovers most of our retail partners to include multi-packs as part of the offering.  Some of them were either in the middle of their refresh season, or were waiting for the next appointment to be able to go in and sell our six-packs.

Again, we just started producing in January, and so we’re going through each of the different retailers’ appointment schedules to make sure that we get this product put in as quickly as possible.

Operator
Our next question comes from John Ziggleman from Aberdeen Asset Management.

<Q>:  Could you spend a few minutes and talk about character development and the refresh of the characters?  I know with Frozen coming out you’ve got some characters coming, but how does that process work, and normally will you be kind of more concurrent with the release, or in what time period after the release?

Lance Leonard – Chief Executive Officer
It’s a great question, John, and I appreciate bringing it up, because it’s something that’s very important to the development of our product, and getting consumer awareness.  We work very closely with Disney and Marvel on all of the releases that they’ll be coming out with over the next 18 months.  They come in and they share with us all of the advertising, the support, the retailers that are going to be executing the different franchises across all of the goods that they sell, and allow us to make the decision on what we want to pick and choose from, as part of their portfolio.

Our goal is to have four to six changeovers every year on the products and labels, and refresh those to make them collectable, and to create the excitement at the point of sale.  You mentioned Frozen.  We had the opportunity to look at Frozen upon the release of the film, and we were unsure whether or not this was going to be the success that it ended up being.  Now we’re fast-tracking it to have that on our bottle, and we’ll be sharing that in the month of May with our retail partners, and switching that product over to the different characters that the Frozen franchise offers.

One of the great things about that is that, in talking to some key retailers across the country, they have major plans for promotions around the Frozen franchise, heading through the holidays of 2014.  So, we’ve got a lot of leg left to be able to really leverage that, when we make that changeover.

The goal is to be able to have new characters on our bottles within the window that we’re authorized to release, prior to the theatrical release.  We’re looking at doing some additional changeovers this year with both Disney and Marvel franchises, including the sequel to the Cars franchise that will be coming out late in July.  And that really attracts, it’s one of the most popular franchises we’ve had, and one of the most popular franchises Disney’s had, and it’s around the Fire and Rescue franchise that is part of the Cars overall team.

So, we’re excited about that changeover in July.  We’re going to continue to look at how we can leverage Mickey and Friends, because they continue to be one of our top sellers.  Princess will be refreshed and updated, because it is our number one seller.  And then we’ll continue to look at how we can leverage Marvel.  They’ve just released Captain America, and we’re doing several promotions around that, as well as some of the other characters that are part of the Avengers series.  Again, Disney has been incredibly supportive, and for what we get from them, it truly is astonishing, and we’re really happy to be able to work with them.

We really need to make sure that when we take and launch a new set of graphics on our bottles that we really leverage this with our retailers, and that’s really been the goal.  When you talk about moving more to consumption, we want to make major promotional events out of these changeovers.  So, when Frozen’s released in May and June, we want to have product in multiple location throughout the store, we want to be in advertising in the banners and in the coupon books, and really make sure that we’re getting incremental sales every time we put a new character on our bottles.  And I think this is something that we’re good at executing, so we’re looking forward to that.

<Q>:  So, just so I understood it right, going forward you’ll be out ahead of the ball a little bit more than with Frozen, in that you guys were—and I understand that Disney was somewhat taken back by how successful it was—but that being said, going forward you’ll have the opportunity to co-brand and be out there more concurrent with the releases?

Lance Leonard – Chief Executive Officer
Absolutely, and I think that’s one of the things that we’re all trying to understand, including Disney, is prior to the release, really which of these franchises are going to bring the biggest office successes?  They were very bullish on Planes this year, and were surprised was not as big as some of the other releases.

Our goal is to make sure that before the theatrical release comes out, we’re prepared and have that changeover on our bottle, ready to go, and execute.  And we’re going to do that with their support, and we’re going to do that with making sure we have as much intelligence of what our retail partners are looking for, and really making those decisions.

I can tell you this, and I think this is one of the things that we’re good at, is that we’re flexible enough to be able to move rather quickly.  When everybody was caught surprised by the success of Frozen, we’re going to be the first beverage with Frozen on the product.  While it would have been ideal to be there before the theatrical release, we still have a lot of opportunity as being one of the first products on the shelf to have Frozen characters on it, and between now and the end of this tear we’ll be able to leverage that with the consumers and our retail partners.

Operator
Our next question comes from Harvey Isen from Wright Investors.

<Q>:  I’m intrigued with the questions and the comments.  My question regards a couple of the statements that you made.  For example, you were talking about a goal of gaining 5% of a $1.2 billion market.  That seems to be—well, what’s the time table on that?

Lance Leonard – Chief Executive Officer
Our goal is to get to the 5% market share by the end of 2015.

<Q>:  And you believe that you’re in a financial position to accomplish that?

Lance Leonard – Chief Executive Officer
We believe, with our current execution plans, the ability to start running the business at break even in 2014, and continuing to develop out multiple channels of revenue, will allow us to get that.  One of the things, Harvey, that we’ve really made sure that we held off to this point, was really the highest revenue and highest volume customers in the country.  We weren’t prepared, quite honestly.  We didn’t have the supply chain, we didn’t have the infrastructure, we didn’t have the people to manage that business.  We do today.

So, now we’re going after retailers in the club channel, retailers in mass merchant channel, retailers in multiple markets outside the U.S., that’s going to allow us to really kick start our revenue numbers through these high-volume, high-turn channels.  That in itself will allow us the revenue to fuel that growth, and again, we plan on seeking break even before the end of this year.

So, we do believe that we have the revenue to sustain that growth.  We think 5% is actually relatively conservative, because of really what’s going on within the kid’s market channel.  Again, I mentioned such double-digit declines from some of the biggest competitors in this segment.  You see Capri Sun down 18.8%, and Kool-Aid down 9.1%.  Those are all large volume competitors that are starting to see large single- or double-digit decreases, and it’s our time to take advantage of that.  For us to be able to get 5% of that category, again, we believe we have a plan that we can execute to get to that.

<Q>:  Well, I’ve already been scolded by the operator before I even started, so let me ask you one question based on your comments.

Lance Leonard – Chief Executive Officer
Sure, no, please do, please do.

<Q>:  Break even this year, what’s that going to look like?  Is it a classic wall street, well, it’ll be in the fourth quarter?  Do you see a steady progression towards that?  Can you just make a comment?

Lance Leonard – Chief Executive Officer
Harvey, …, today at our burn rate we see $1.1 million in monthly sales as being able to hit break even.  And so, we’re working on a plan that allows into the second quarter to start building up to the $1.1 million mark.  We’ll take the summer and really drive additional volume and consumption that I mentioned, to start to fuel that.  And we believe in the fourth quarter we’ll start seeing numbers to hit that monthly break even.

<Q>:  Ah, it’s great to hear that you’re a public company that’s going to deliver in the fourth quarter.  It’s sort of standard in the game.

Lance Leonard – Chief Executive Officer
Again, I think of the things that were important to us is to make sure year one we had the foundation, and we didn’t have any issues—business came our way, having to turn it down, really making sure that we had the supply chain, we had the people, we had the route to market.  Now we’re looking at this year as really being able to be our year of execution, and we have everything in place to be able to take advantage of that.

Summertime is always going to be the peak season for beverage, and so we’ll start to see some rapid growth during that period.  We’ll continue to build out new customers, but again, the focus will be on really developing the consumption that gets us to that $1.1 million.  And while we talk about fourth quarter, we do believe that as we come out the peak season we’ll start to see revenue really hitting those numbers.

<Q>:  Well, that is an admirable goal, to put it mildly, based on the results so far from last year.  But, next question, any plans to have direct consumer marketing, as opposed to just trying to sell the chains and the stores?

Lance Leonard – Chief Executive Officer
Do you mean direct consumer marketing in terms of e-commerce business?

<Q>:  E-commerce, print, any way to get directly—how does the consumer product, outside of stumbling across it when they go down the aisle?

Lance Leonard – Chief Executive Officer
That’s a great question, and something we’ve been working on.  And Kevin Sherman, our CMO is on the phone.  I’ll let him quickly answer that question around our strategy on both digital and retailer marketing that we’re preparing to put in place.  Kevin?

Kevin Sherman – Chief Marketing Officer
Sure.  There are three main components, to the marketing strategy, which is going to all be point toward retailer support.  We have a digital strategy, which is an online approach.  That’s going to include a very robust social media plan, going after specifically—the mom bloggers, as you know, have a tremendous influence over the moms, the consumers that are out there.

The next one is going to be push in the PR.  So, in public relations, we’re the only ones right now that can engage in this discussion around childhood obesity, children’s diabetes which is reaching epidemic, close to pandemic levels.  We’re the only beverage, the only company that can engage in that conversation, so we’re going to create this national news story to go out there out of PR.  So, it’s going to be a national news story.

And then lastly we’ll be getting into, as Lance mentioned earlier, more of experiential—in store samplings, getting the product out there and getting the mothers and the children actually to taste the product.  Because what we’re finding out is that once they try it once, what we hear all the time is they can’t believe how great it tastes.

So, those are the three pillars that we’re going to be focusing on for brand awareness, again, always pushing toward retailer support.  So everything that we do in those three areas are going to be supporting our retailers when the product is on the shelf.

<Q>:  Well, you’re now, of course, in the big boy game.  So can you share with us some sort of dollar number as to what you’re going to allocate to these three things?

Lance Leonard – Chief Executive Officer
Kevin, you want to take that?  So, we’re going to have, again, he was talking about a very significant launch plan of getting the message out over the next six months, and we’re still looking at how we’re going to allocate that expense.  We do anticipate anywhere between 10%-12% of our P&L towards the ongoing marketing activities that will develop brand awareness.  That is in addition to what we currently pay for our licensing agreement.

So, there’s a part of our advertising and brand awareness that’s really capturing the consumer, the child who consumes the product, and that’s really done through the licensing, and it’s been very successful in getting trial of our product.  That ongoing purchase, the parent’s understanding that this is a healthy alternative, that really is going to be executed through Kevin and his team’s activation, and that again will be a very large media spend on the front end over the next six months, and then ongoing 10%-12% of our P&L will be allocated towards that.

<Q>:  So, being stuck in the business of investing money, we have to ask questions that regard numbers.  Can you make any comment about the run rate that you’re currently at, unit-wise?

Lance Leonard – Chief Executive Officer
Yes, Harvey, we’re not releasing any guidance on our first quarter’s numbers until our May 15th.

<Q>:  Oh, heaven forbid.  God no.  I’m just curious as to where you are on the plan, in terms of tracking it.

Lance Leonard – Chief Executive Officer
What we’ve been able to do over the first quarter of this year is really to get behind the fundraising, and really focus in on the business.  March showed some incredible success over the prior two months, and we anticipate April growing upon that.  Again, our business is really about making sure that we’re continuing to get more market share, and to build our revenues month-over-month.  And so far, after the completion of the raise, we’ve been able to do that.

<Q>:  Yes, everybody wants to raise money like they want to go to the dentist.  It’s a lot of fun, isn’t it?

Lance Leonard – Chief Executive Officer
Yes, and it doesn’t take too long—

<Q>:  It doesn’t take much time, right.

Lance Leonard – Chief Executive Officer
Yes, so it’s nice to get it behind us, and I’ve got to tell you, it was one of the—we feel very fortunate that we were able to bring some quality investors to help us get where we needed to be.  And there’s a lot of great ideas and a lot of great beverages that have been introduced into the market that never made it because they weren’t able to get that type of support, and we feel that we have a sense of responsibility to those shareholders to deliver, and fortunately we’ve got a lot of expertise here to make sure that happens.

<Q>:  I think the key for us—people that invest in small companies like this—is to have some way to objectively try and track progress.  And with all the craziness that’s going on today, you might just give that some thought in terms of how you might want to do that, and how you would disseminate that information.  I mean, for example, the fact that you can order the product on Amazon to me is spectacular.

Lance Leonard – Chief Executive Officer
Yes, that business has actually gone beyond our expectations, to the point that we’ve had to outsource it to fulfillment center because we can’t keep up on the number of orders that come in on a weekly basis.  And it’s an opportunity that’s actually really exceeded our expectations.

To your earlier comment, though, I think that this is a fast-moving business.  It’s one where you need to have information that goes out to the investor community.  We’re going to continue to have shareholder calls, but in between those calls I want to start sending out updates on our business so that everybody is kept abreast of some of the ongoing volume, retailer, and brad marketing successes that we have.

So, I’m committed to doing that, and making sure that we have a proper amount of communication, so everyone knows what’s happening.  Quarter-to-quarter in our business is too much time.  If we can fill that in with the additional information, I think that that will provide a lot of value to the investor community.

And in addition to that, we want to make sure—we’re going to look into doing some baseline research, we want to get some analysis on the company so that everyone can understand really kind of where we’re at today, because, as I said, we do anticipate seeing some rapid growth, and as part of that we want to make sure that we have a starting point.  We’re using some syndicated data to be able to share with all our vendors and interested parties—as well as retail partners—how well we’re doing within the category.  And all that information is public information, and it allows us to be able to speak about the business in a way that wouldn’t compromise any of our investors.

Operator
Our next question comes from Jim Collins from PGLLC.

<Q>:  Just to refine Harvey’s question, for modeling purposes is it possible to get a unit volume, i.e. unit shift number that would correlate to the $2,649,000 in revenues for fiscal 2013, so that we could model that out going forward, to try to figure out where you guys would be on the top line?

Lance Leonard – Chief Executive Officer
Jim, $395,000 units would be a pretty accurate number that we would share with you.

<Q>:  And that’s 90% AquaBall, 10% Bazi?  Is that how you measure it also, internally?

Lance Leonard – Chief Executive Officer
Yes, that’s correct.  And that number, Jim, just so you know, that number will go down, because obviously the AquaBall business is going to continue to be the majority of the business that we focus on.  So, as a percentage it will continue to grow over time, I think it will end up being probably 95% of our total turnover.

<Q>:  Then the other half of that question is, how do you think revenue per unit will develop as we go through 2014, and we go to such a higher proportion, 60%-70% of multi-pack?  I mean, obviously that’s going to make it go down, but how much, and how does that develop as we go through the year?

Lance Leonard – Chief Executive Officer
Yes, so we look at this as an individual selling unit.  Everything is equivalent to a 12-count case.  So whether it’s two six-packs or twelve individual loose, the revenue numbers will be the same.  When we get into club, club-pack will be a larger pack size, so that will increase our overall average retail or average case price.

But here’s the thing to consider, and the thing that’s important.  When we’re getting the sell-through, where we’re buying a unit or two units at a time, you’re looking at an average ring of $1.02.  When you start selling multi-packs and our revenue numbers start going up, every time you sell a single unit you’re selling six bottles.  And so we’ll start to see the revenue numbers significantly increase, while the unit numbers may stay relatively the same as they are now.

So that’s important to us.  We want to make sure that we’re increasing consumption, and that they’re buying more of the larger pack sizes, and that’s really what we’ll be communicating through our marketing and through our in-store activation programs.

<Q>:  And just one more, in terms of a market segment, I think all of us on this call can agree that Capri Sun is horrible, and Kool-Aid is pretty bad, too.  But are those products so bad that they’re making that $1.2 billion actually decline overall, because mom is switching to a segment that’s just pure water?

Lance Leonard – Chief Executive Officer
Yes.  So, I’ll give you a 52-week ending 2/22.  The category itself is up 3.7% in the grocery channel.  Again, Capri Sun is down 18.2%.  One of the things that you mentioned is consumer shifting, or consumers becoming more aware of what they’re feeding and giving to their families for beverages, and it’s an absolute critical shift that has happened over the last three years, where consumers have become so educated, and before they walk into the store they know exactly what they’re looking for, as far as looking for healthier options.

In this category, as we were developing this brand, we looked and saw this is a huge white space.  Nobody is doing it, and why aren’t they doing it?  We were surprised to find that we were the first mover, and we don’t really have a competitor out there right now that is all-naturally flavored, doesn’t contain artificial coloring, that doesn’t have calories or artificial or synthetic sweeteners.  And so that gives us an absolute competitive advantage.

Now, Kevin mentioned our ability to be able to talk about this, and to be able to share this with consumers.  Nobody else can do that.  Coke can do that, with Jones Bug Juice and their Honest Kids.  Pepsi can’t do that.  Kraft can’t do that, because they’re selling artificially flavored, high caloric, high sugar drinks to kids.

And so, we were really able to create a message about the importance of healthy hydration that none of our competitors can do, and so we need to take advantage of that.  And that’s when we talk about a race to 5%, it’s about how quickly we can do that, because we really believe—that’s our first goal, is getting to that 5% market share, but we anticipate taking a lot more share over time.

Operator
Our next question comes from Andrew Dasilva from Merriman Capital.

<Q>:  Most of the questions I had have been asked already, but is there an opportunity for you guys to get into schools?  I feel like a lot of their initiatives lately have been more health conscious, and it seems like that would be a natural fit with your product, particularly at the grade-school level.

Lance Leonard – Chief Executive Officer
Andrew, thanks for the question.  We put a lot of time into this over the last 60 days.  We’ve been approached by multiple school districts with this opportunity.  They’ve found our product either at retail or through some of the correspondences that we’ve had with the media.

They obviously see that this is a product that would meet the requirements that the schools have for high schools, middle schools, and elementary schools.  And it’s a big topic right now, Andrew, and I’ll tell you why.  They are losing so many of the beverages that were sold in the canteens and in the lunch lines over the last several years.  I just attended a meeting in Southern California where one of the largest distributors of the LA Unified school district has lost the Gatorade brand, and they’re trying to figure out how they’re going to make up the hundreds of trucks a year that they sell this product.

For us, this is a massive opportunity.  One of the things that is important for us to consider is the taste profile and the packaging, because we have to find a cost-effective way to get it into the schools, and we have to make sure that it would resonate with kids, upwards to 17-18 years old.  Our current product, with the labeling that it has on it, with the Disney and Marvel characters, won’t reach that high of a demo.

So, we’ve been working on a package and a product that will be able to fit that need.  We’ve been talking to multiple school districts throughout the center part of the country, as well as, I mentioned earlier, LA Unified, and we think this is a big opportunity.  Our goal is to have a product that we’ll be able to share at the school selling show in early July, in anticipation for the upcoming school year in September of 2014.

So, certainly an area of focus of ours.  One that, when we first launched the product we were very focused on getting into traditional channels, grocery and convenience stores and mass merchants.  But now we also see schools as being a way for us to really get brand recognition and trial, and we’re going to take advantage of that over the next few months.

<Q>:  Do you follow obesity statistics on a regional basis?  A lot of schools and other sports-affiliated organizations—particularly that are on the back-end of the obesity scale—tend to look at initiatives to reduce that.  It seems like maybe that would be a good starting point, after Southern California.  Have you given any thought to that, as well?

Lance Leonard – Chief Executive Officer
Kevin, do you want to weigh in on what some of our research has been as far as demographics, ethnicity, and some of the geographical trends that are going on?

Kevin Sherman – Chief Marketing Officer
Absolutely.  Yes, that’s a great point that you brought up, and I’m actually watching that very, very closely.  In fact, I am kind of a data hound with this, so I’m constantly pulling up any updates on Google alerts for anything with childhood obesity and childhood diabetes.

And the reason why I’m kind of bringing these both up is because the real tsunami that’s going to be coming, that hasn’t really hit yet, is this pre-diabetic market specifically for children, which, again, I mentioned that it’s becoming epidemic, but I think it’s going to be truly a pandemic situation that we’re going to face in probably the next three to five years.  Why is that important for AquaBall for True Drinks?  Is simply because we’re diabetic safe.

We don’t have any type of sucrose in the product at all.  We don’t have any sugar.  So, now you look at the market, and you’re kind of looking at this forward, and you’re saying, “What are parents going to be giving to their kids?”  Obviously we know kids don’t just like plain water.

So, we’re positioned perfectly.  But, however, we have to start now with the messaging.  We have to start now with the messaging and the marketing with that.  Specifically around childhood obesity, you’re absolutely right.  I have a background in education, specifically in the LA area in Southern California, so I’m very, very familiar with how large that market is.  And I think, again, we are uniquely positioned.

Something we talk about internally a lot, a theme is we’re kind of in the perfect storm.  We’re in the perfect storm as a part of a healthy solution.  We’re not saying that we are a silver bullet.  We’re saying with a healthy lifestyle, AquaBall—making one healthy choice a day, is going to start to curve, we believe, have the potential to curve some of those trends, if parents were to actually adopt this into their daily shopping cart.  So, we’re in a very, very unique position to speak about that, and to address those two very large issues that are only growing.

<Q>:  And just a couple quick questions.  One is going to be on sell-through.  Can you kind of articulate the improvements on sell-through that you saw from maybe January and February, and compare it to March?  I know you briefly mentioned that to the last caller, and I was just kind of interested if you had maybe a more granular answer as far as percentage increases, or anything to that extent?

Lance Leonard – Chief Executive Officer
We haven’t been able to evaluate the percentage increases by a particular account, but we have been able to take a look at what we’ve been able to do in March that was different than earlier this year.  And that was really around in-store activation, we’re looking at how we’re able to move more product through promotions, through secondary display locations, to making sure that the product is available and on the shelf.

As you launch a product and you get authorizations from retailers, it’s great to have a 1,000-store retailer tell you that you’ve been approved and authorized.  It’s another thing to make sure you’re in 1,000 stores, and that’s one of the things we’ve really done a complete shift on is making sure that we’re going into stores, we’re having our brokers go into stores.  We have now more full-time people that allow us access, and more feet on the street to go in and get the data that we need around the product being on the shelf, the pricing being correct, opportunities for secondary locations.

We’ve set up several promotions in the month of March that allowed us product on the floor, outside of the home shelf, that increased that impulse purchase, and really we were able to execute the plan the way that we had initially planned on doing.  And really had the time and the resources to be able to go out and do that, and that’s again what we’re going to mirror in April and beyond.  Our goal is to continue to increase that execution, and see sales grow at the same rate.

<Q>:  So we can expect consumption on a per-store basis to increase monthly, at least through summer time, in the near term?

Lance Leonard – Chief Executive Officer
Absolutely.  And then we’re going to do that, again, through two ways.  Either through some of the activities that we’re running in the stores, through incremental brand awareness, through the marketing efforts, as well as moving consumers from buying a bottle or two at a time to buying six-packs and other multi-packs.  That all will increase the consumption, and we’re going to start seeing sell out moving from where we’re at today to two and three times.

<Q>:  And then as your six-packs and your twelve-packs start hitting the market and getting some traction, should we model in any gross margin compression, or will economies of scale offset that?  And any color on that for the model would be great.

Lance Leonard – Chief Executive Officer
Yes, that’s a good question.  One of the things that we look at is, as we get into multi-packs, we don’t want to start seeing margins compressed.  We can take our club-pack for an example, there are some incremental packaging materials that are included, but it’s the same margin as our current product.  And we’re able to do that by finding some efficiency, and certainly through the volume that those channels will bring us that allows us some cost savings throughout our value change.

So, our goal is to maintain our margins, even as we increase the pack sizes.  But most importantly, we want to make sure that this is a route for us to get that consumption moving, and get people to be drinking our product on a daily basis, on a multiple usage occasion basis, again driving more volume and more revenue.

<Q>:  The last question, sorry for taking up so much time.  Graphic design on the bottles, who takes care of that for you?  I mean, does Disney and does Marvel have input into that, or are you kind of free to do what you want within a certain scope?

Lance Leonard – Chief Executive Officer
Yes, it’s interesting, we have internal graphic guys on our marketing team that really develop out our packaging.  We do have to run that through their style guide, they give us a specific Disney and Marvel style guide that we have to stick to, but then we get to pick and choose how the characters look on our bottles, on our packaging, on our point of sale, and all of our collateral.  So, we use our graphic team that works within the marketing department, and we rely heavily on Disney’s input, and work with their style guides for the approval process.

Operator
Our last question comes from Kallie Alfrom, who is a private investor.

<Q>:  My questions actually have already been addressed, but I wanted to say thank you very much for holding this call.  I mean, it’s been an excellent job, not only looking back at 2013, but also the way you guys framed your strategy for 2014 and going forward.  So, thank you very much for this.

Lance Leonard – Chief Executive Officer
Well, thank you.  I appreciate you participating.  I really want to thank everybody for joining the call today.  It’s a great opportunity for us to be able to share what we’ve been able to work and execute in this past year, as well as what we’re going to be doing this coming, and we’ve got a lot of exciting things happening.  Again, we find ourselves in a very rare position, and it’s now up to us to execute and make sure that we can deliver, both on the business end as well as bringing shareholder value.

We thank you guys for the support.  We look forward to the next call.  In between I plan on sharing business updates with anybody interested, and if anybody ever has any questions on how we’re doing or what we’re working on, Dan and I are always free to field questions through e-mail, or for a phone call.  So, we’d love to hear from you guys.  Thanks very much for your time today.

Operator
Thank you.  This does conclude today’s teleconference.  You may disconnect your lines at this time.  Thank you for your participation